Exhibit 99.1

Perma-Fix Closes $6.2 Million Public Offering

ATLANTA – October 4, 2021. Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (the “Company”) today announced it has closed an underwritten public offering of 1,000,000 shares of its common stock, at $6.20 per share. The gross proceeds to the Company from this offering were approximately $6.2 million, before deducting underwriting discounts and commissions and other offering expenses. No warrants were issued in connection with the transaction.

This offering was made pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”), which became effective on May 22, 2019, and a prospectus supplement filed with the SEC on October 4th, 2021, copies of which may be obtained from the SEC’s website at www.sec.gov.

Wellington Shields & Co. LLC acted as the exclusive placement agent for the offering.

Perma-Fix plans to use the aggregate net proceeds of approximately $5.8 million from the offering primarily to fund general growth capital as well as for general corporate purposes and working capital. Growth capital initiatives include, but are not limited to expansion activities and upgrades at its four treatment facilities and related to the Test Bed Initiative.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company’s nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the DOE, the U.S. Department of Defense (DOD), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Please visit us at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plan to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: usage of net proceeds. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract or terminates existing contracts; government contracts and subcontracts relating to activities at government sites are generally subject to terminate or renegotiate on thirty-days notice at the government’s option; Congress fails to provides funding for the DOD’s and DOE’s remediation projects; inability to obtain new foreign and domestic remediation contracts; impact of COVID-19; and the additional factors referred to under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” of our 2020 Form 10-K and Form 10-Qs for quarter ended March 31, 2021 and June 30, 2021. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316